Exhibit 10.1

July 8, 2011

Robert Dechant

c/o Stream Global Services, Inc.

20 William Street, Suite 310

Wellesley, MA 02481

Dear Bob:

This letter agreement (the “Letter Agreement”) confirms that your employment with Stream Global Services, Inc. (with its subsidiaries, the “Company”) ceased effective June 14, 2011 and sets forth the terms of your separation from service. The Company hereby advises you to consult with an attorney of your own choosing prior to signing this Letter Agreement. You and the Company have agreed to the following terms:

Separation Date

1. Your last day of employment and your payroll termination date (i.e., the last working day for which you will be paid your base salary and benefits) is June 14, 2011 (“Separation Date”).

Payments and Benefits

2. You will receive severance payments equal to 12 months of base pay denominated in United States Dollars, totaling $325,000, less deductions pursuant to applicable tax withholding laws and regulations on the schedule in this paragraph. Following the execution of this Letter Agreement and the expiration of any revocation period and beginning on January 1, 2012, the Company will pay any retroactive severance payments due to you for the time period between the Separation Date and January 1, 2012. After January 1, 2012, payment will be made to you semi-monthly concurrent with the regular payroll schedule.

3. Your medical, dental, vision, and prescription benefits to which you were entitled during your employment with the Company and under which you had elected coverage shall cease as of the Separation Date. You shall be entitled to continue these benefits for the twelve months following your Separation Date otherwise pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”). The Company shall pay the COBRA premiums for such benefits for the earlier of one year following your Separation Date or such time as you become eligible for substantially similar benefits from another employer. You agree that you will provide prompt notice to the Company when you obtain coverage from another employer. Your right to continue coverage pursuant to COBRA shall be governed by applicable law and the terms of the plans and programs, and will be explained to you in a packet to be sent to you under separate cover. Under current U.S. tax law, the value of the COBRA premium paid in accordance with this Section 3 shall be included into your income. If a change to tax law results in the assessment of a penalty against the Company as result of the benefit contemplated herein, you and the Company agree to negotiate, in good faith, to revise this Letter Agreement with respect to the payment of your COBRA premium in a manner that, to the extent possible under law, provides the value of the contemplated benefit to you but avoids the assessment of any penalty against the Company.

4. Except as otherwise provided herein, your final wages and unused vacation accrued through the Separation Date will be paid to you on the Separation Date. In addition, within 30 days following the Separation Date, the Company will pay you in lump sum an amount equal to 30 days salary at your current rate (i.e., US $27,084), representing your notice pay under the terms of your Employment Agreement (defined below).

5. Provided that you execute and do not revoke this Letter Agreement, the Company will pay you, within 30 days following the Separation Date, your June 30, 2011 retention bonus payment in the amount of $65,000, less deductions pursuant to applicable tax withholding laws.

6. You are also entitled, if and at the time the Company pays its executives 2011 Management Incentive Plan (MIP) bonuses, if any, in accordance with its normal processes, to any MIP bonus on a pro rata basis for the 2011 period prior to the Separation Date, earned but not previously paid for 2011.

7. Provided that you execute and do not revoke this Letter Agreement, the Company will pay you within 30 days following the Separation Date the amount of $114,366, representing your commission payments for the first and second quarters of 2011, which have been calculated based on the terms of the 2010 Executive Sales Commission Plan. You acknowledge that, except as set forth in this Agreement (including but not limited to Sections 5, 6 and 7 herein), no other commission, bonus or other cash incentive award is due to you.

8. For the twelve months following your Separation Date, the Company shall maintain and pay the related premiums for life insurance for you at the levels in effect on the Separation Date. In addition, in satisfaction of the provision in your Employment Agreement (defined below) regarding continuation for a 12 month period of long term disability insurance, the Company will pay you, within 30 days following the Separation Date, the gross amount of $12,845.95 (which represents $8,767.36 grossed up for state and federal taxes, which will be deducted). The Company will provide you a separate informational letter regarding the process for conversion of the Company group long-term disability coverage to an individual policy at your own expense, should you decide to pursue such option.

9. You are entitled to retain any computer, printer, mobile telephone, e-mail device or similar portable equipment located at your office or home at the Separation Date; provided, however, that you will first make all such devices available to the Company within 30 days following the Separation Date in order that the Company may erase any Company-related information or data on such devices.

10. All of your vested stock options shall remain exercisable until the three month anniversary of the Separation Date. Any portions of your equity awards (including option and restricted stock/unit awards) that are not vested as of the Separation Date will immediately expire at the close of business on the Separation Date. All options and other equity awards are governed by the applicable plans and agreements under which they were granted.

11. In accordance with Section 3.6 of the Employment Agreement, the Company shall reimburse you for all reasonable expenses previously incurred in connection with the performance of your duties prior to the Separation Date, provided that such expenses are documented in accordance with the above-mentioned section and that all expenses are submitted for reimbursement to the Company within thirty (30) days following the Separation Date. Except as provided herein, you agree that you have reconciled all outstanding business expenses.

12. All other benefit programs to which you were entitled during your employment with the Company and under which you had elected coverage shall cease as of the Separation Date.

13. Except as specifically provided in this Letter Agreement, you understand and agree that you are not entitled to any further salary, vacation pay, sick pay, bonus, severance pay, compensation of any kind, retirement, health insurance, long-term disability, AD&D, life insurance, or any other benefits. All such compensation and benefits shall cease as outlined above. However, you will retain your rights, if any; to retirement benefits to the extent you are eligible for them pursuant to applicable plan documents.

Confidentiality Provisions

14. Because the information in this Letter Agreement is confidential, it is agreed that you will not disclose the terms of this Letter Agreement to anyone, except that you may disclose the terms of this Letter Agreement to your family, attorney and/or accountant with whom you choose to consult regarding this Letter Agreement, provided they each agree to the terms of confidentiality set forth herein or as required by law. You agree and affirm that you have complied with and will continue to comply with the restrictions on the use of proprietary information set forth in Section 8 of the employment agreement that you entered into with the Company, dated as of August 7, 2008, as amended on December 29, 2008, May 6, 2009 and November 9, 2009 (as amended, the “Employment Agreement”).

15. You agree that you have returned to the Company any and all office equipment, documents, files, materials, electronic information, records, computer discs, equipment or other items in your possession or control belonging to the Company or containing any Confidential Information relating to the Company. You also agree that you have surrendered to the Company any identification and/or company credit cards, keys, and other such items owned by the Company, excepting those items outlined in section 9 above. You further represent to the Company that you have retained no copies of any “Proprietary Information” (as defined in Section 8 of the Employment Agreement) and will make no attempt to acquire such Proprietary Information in the future.

Non-Competition and Non-Solicitation

16. You agree that for a period of one year from the Separation Date, you will continue to comply with Section 6 of the Employment Agreement. This one year period will be extended by any period of time in which you are in violation of such Section 6.

Disparaging Remarks and Publications

17. You will not disparage any of the Released Parties (defined below) and the Company’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and General Counsel will not disparage you, either now or at any time in the future, whether through oral or written remarks or by any other action. You further agree that you will not make, or cause to be made, any references whatsoever to any of the Released Parties, or to any fictitious person or entity intended to resemble any of the Released Parties, in any book, article, letter or any other form of publication or writing that you author or that you assist a third-party in authoring for publication or any other form of public dissemination, provided that this prohibition does not include your stating or confirming that you have been employed by the Company for your period of employment and stating your titles, roles and responsibilities.

Release

18(a). You, for yourself, your heirs, assigns, successors, executors, and administrators (hereinafter collectively referred to as the “Releasor”), in consideration of the promises and covenants set forth herein, hereby fully release and discharge the Company and its parent, subsidiaries, affiliates, officers, directors, members, shareholders, successors, partners, principals, employees, agents, representatives, fiduciaries, attorneys, and/or anyone else connected with each of the foregoing (collectively, the “Released Parties”), forever and unconditionally from any and all manner of action, claim, demand, damages, cause of action, debt, sum of money, contract, covenant, controversy, agreement, promise, judgment, and demand whatsoever, in law or equity, known or unknown, existing or claimed to exist (hereinafter, collectively referred to as “Claims”) arising from the beginning of time through the execution of this Letter Agreement, including without limitation, all Claims relating to or arising out of your employment and/or termination of employment with the Company, bonus and/or employee benefits and/or any discrimination claim based on race, religion, color, national origin, age, sex, sexual orientation or preference, disability, retaliation, or any cause of action under the following in each case as amended: the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Equal Pay Act of 1963, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974 (except any valid claim to recover vested benefits, if applicable), the Sarbanes-Oxley Act of 2002, any applicable Executive Order program, and their state or local counterparts, including without limitation, applicable state statutes, including state anti-discrimination statutes and regulations, and/or any other federal, state or local law, rule, regulation, constitution or ordinance, or under any public policy or common law or arising under any practices or procedure of the Company, and/or any claim for wrongful termination, back pay, future wage loss, any other claim, whether in tort, contract or otherwise, or any claim for costs, fees or other expenses, including attorneys’ fees, provided, however, nothing herein shall be deemed to release any claims that you may have arising from a breach by the Company of its obligations set forth in this Letter Agreement. This release does not prohibit you from filing an unfair labor practice charge with the National Labor Relations Board or a charge of discrimination with the Equal Employment Opportunity Commission or the Massachusetts Commission Against Discrimination but does waive your right to recover damages or other relief associated with such proceedings. Furthermore, this release and waiver does not waive or release any rights and claims that you may have which arise after the date you execute this Letter Agreement.

(b). The Company and its officers, directors, successors, principals, representatives, fiduciaries, attorneys, and/or anyone else connected with each of the foregoing in consideration of the promises and covenants set forth herein, hereby fully release and discharge you and your representatives, fiduciaries, attorneys, from any and all manner of action, claim, demand, damages, cause of action, debt, sum of money, contract, covenant, controversy, agreement, promise, judgment, and demand whatsoever, in law or equity, known or unknown, existing or claimed to exist (hereinafter, collectively referred to as “Claims”) arising from the beginning of time through the execution of this Letter Agreement, including without limitation, all Claims relating to or arising out of your employment and/or termination of employment with the Company, including without limitation, applicable state statutes, including federal, state or local law, rule, regulation, constitution or ordinance, or under any public policy or common law, or any claim for costs, fees or other expenses, including attorneys’ fees.

By signing this Letter Agreement, you acknowledge that:

(i) you have read and fully understand the terms of this Letter Agreement;

(ii) you have been advised in writing by the Company and urged to consult with your attorneys prior to signing this Letter Agreement concerning the terms of this Letter Agreement;

(iii) you have agreed to this Letter Agreement knowingly and voluntarily and were not subjected to any undue influence or coercion in agreeing to its terms;

(iv) you have been given at least 21 days to consider this Letter Agreement, and acknowledge that in the event that you execute this Letter Agreement prior to the expiration of the 21 day period, you hereby waive the balance of said period;

(v) you will have seven days following your execution of this Letter Agreement to revoke this Letter Agreement and this Letter Agreement shall not become effective or enforceable until the revocation period has expired. Any revocation within this seven day period must be submitted in writing and personally delivered, or mailed by 5:30 p.m. on the 7th day following your execution of this Letter Agreement to the undersigned at 20 William Street, Suite 310, Wellesley, Massachusetts 02481. No payment provided for in Section 2 of this Letter Agreement will be made until after the seven day period has expired and this Letter Agreement has become effective. If the Letter Agreement is revoked by you then you shall forfeit the payment and benefits provided in this Letter Agreement and the Company shall not be required to provide any such payment, benefits or other consideration;

(vi) you agree that, by signing this Letter Agreement, you will be receiving consideration in excess of that to which you are entitled absent providing the Release contained herein; and

(vii) you have agreed that no provision of this Letter Agreement may be modified, changed, waived or discharged unless such waiver, modification, change or discharge is agreed to in writing and signed by the Company.

Future Cooperation

19. You agree to cooperate with any reasonable request by the Company in connection with any matter with which you were involved or any existing or potential claim, investigation, administrative proceeding, lawsuit or other legal or business matter that arose during your employment by the Company.

Breach

20. In accordance with Section 5.4 of the Employment Agreement, you acknowledge that any breach by you of any of the terms of Sections 14, 15 or 16 of this Letter Agreement and/or the related Sections 6 and 8 of the Employment Agreement, shall immediately relieve and excuse the Company from its obligations under this Letter Agreement, and the Company shall have the right to seek any other legal or equitable relief that may be available (provided that you shall have a 15 day period to cure following such breach arising).

Entire Agreement, Amendment and Waiver

21. You understand that this Letter Agreement fully and completely waives and gives up all claims you may have against the Company that are waivable under applicable law, excepting only claims to enforce this Letter Agreement.

22. This Letter Agreement, and the applicable plans and agreements governing equity awards to you, contain the entire understanding between you and the Company, and supersede any and all other prior agreements, understandings, discussions, negotiations whether written or oral between you and the Company, including, without limitation, the Employment Agreement, with the exception of the confidentiality, noncompete and nonsolicitation provisions contained in Sections 6 and 8 therein and the tax provisions in Section 10, which provisions shall be interpreted to provide the Company with cumulative rights, remedies, and protections and shall be given full force and effect. You acknowledge that neither the Company nor any representative of the Company has made any representation or promise to you other than set forth herein.

23. This Letter Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This Letter Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators. No delay or omission by the Company in exercising any right under this Letter Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

Governing Law

24. This Letter Agreement shall be governed by the laws of the Commonwealth of Massachusetts, excluding conflicts of law principles.

Waiver of Jury Trial

25. The parties hereby knowingly, voluntarily, and intentionally waive the right any of them have to a trial by jury of, under or in connection with this Letter Agreement or any agreement or document executed in conjunction therewith or any course of conduct, statements (whether verbal or written) or actions of any party relating hereto or thereto.

Severability

26. If any of the provisions of this Letter Agreement shall be held invalid, the remainder of this Letter Agreement shall not be affected thereby, and shall remain in full force and effect.

No Admissions

27. It is understood and agreed that this Letter Agreement does not constitute an admission by the Company or you that any action either party has taken was unlawful or wrongful, or that any action constituted a breach of contract or violated any federal, state, or local law, policy, rule or regulation.

If the terms of this Letter Agreement are acceptable to you, please sign and date the enclosed copies of this Letter Agreement and return both to the undersigned. A fully executed copy will be returned to you.

Sincerely, STREAM GLOBAL SERVICES, INC.

By:	/s/ Matthew A. Ebert
Matthew A. Ebert General Counsel

ACCEPTED AND AGREED:

/s/ Robert Dechant
Robert Dechant Dated: July 8, 2011